CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	April 19, 2023
Executive Vice President
Chief Financial Officer
(563)589-1994
Bmckeag@htlf.com

Heartland Financial USA, Inc. (“HTLF”)
Announces Common Stock and Series E Preferred Stock Dividends

DENVER – April 19, 2023

Common Stock Dividend
Heartland Financial USA, Inc. (NASDAQ: HTLF), operating under the brand name HTLF, announced its Board of Directors approved a quarterly cash dividend on common stock of $0.30 per share. The dividend is payable on May 26, 2023, to stockholders of record at the close of business on May 12, 2023. As of March 31, 2023, there were 42,558,726 common shares outstanding listed on the NASDAQ Global Select Market under the symbol HTLF.

Series E Preferred Stock Dividend
The Board of Directors also approved a dividend of $175 for Series E Preferred Stock (NASDAQ: HTLFP), which results in a dividend of $0.4375 per depositary share. The dividend is payable on July 17, 2023, to stockholders of record at the close of business on June 30, 2023.

About HTLF
Heartland Financial USA, Inc., is a Denver, Colorado-based bank holding company operating under the brand name HTLF, with assets of $20.2 billion as of December 31, 2022. HTLF’s banks serve communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including treasury management, wealth management, investments and residential mortgage. Additional information is available at www.htlf.com.

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